Exhibit 99.1

National Bank Holdings Corporation Announces Second Quarter 2013 Financial Results

Greenwood Village, Colorado - (BusinessWire) – National Bank Holdings Corporation (NYSE: NBHC) reported net income of $2.9 million, or $0.06 per diluted share, for the second quarter of 2013 compared to net income of $2.1 million, or $0.04 per diluted share, during the first quarter of 2013, and net income of $2.7 million, or $0.05 per diluted share, during the second quarter of 2012.

President and Chief Executive Officer Tim Laney said, “We are pleased to report another quarter of increased earnings, increased loan production and strategic loan growth. The investments in our associates continue to translate into growth as we have more than doubled our loan originations over the second quarter last year. Our markets continue to benefit from economies that are stronger than that of the U.S. averages, and we are capitalizing on those advantages. We remain focused on the strategic build out of our organization, including deepening our penetration in our current markets, the introduction of new lines of business, and capital deployment through M&A in our target markets.”

Second Quarter 2013 Highlights

•	Grew the strategic loan portfolio by $73.4 million, or 25.5% annualized, driven by $168.8 million in originations, which doubled the second quarter of 2012 originations.

•	Successfully exited $115.6 million, or 75.8% annualized, of the non-strategic loan portfolio.

•	Added $20.0 million to accretable yield for the acquired loans accounted for under ASC 310-30, partially offset by $1.0 million in impairments.

•	Credit quality of the non 310-30 loan portfolio continued to improve, with non-performing loans decreasing to 2.63% of total non 310-30 loans at June 30, 2013 from 3.55% at March 31, 2013.

•	Net interest margin was 3.77% during the second quarter of 2013, driven by the attractive yields on loans accounted for under ASC 310-30 and lower cost of deposits.

•
Costs before problem loan/OREO workout expenses increased $1.0 million from the prior quarter, primarily as a result of the warrant revaluation driven by the increase in our stock price during the quarter ending June 30, 2013.

•	Problem loan/OREO workout expenses totaled $3.4 million, decreasing $3.7 million from the prior quarter.

•	Repurchased 937,711 shares at a weighted average price of $18.21.

•	Tangible book value per share was $18.68 before consideration of the excess accretable yield value of $0.68 per share.

•	Approximately $400 million in excess strategic capital (above 10% leverage ratio), which positions us for future growth opportunities.

Second Quarter 2013 Results
(All comparisons refer to the first quarter of 2013, except as noted)

Net Interest Income
Net interest income totaled $44.3 million for the second quarter of 2013, and declined $1.3 million compared to the prior quarter. The linked quarter decline was the result of lower average balances on loans accounted for under ASC 310-30 (acquired loan pools) as we continue to actively exit the non-strategic loan portfolio. However, the yields on these loans continued to increase as a result of the additional transfers to accretable yield in recent quarters. The second quarter net interest margin narrowed by 11 basis points to 3.77%. Lower reinvestment yields in the investment portfolio contributed to a 14 basis point narrowing of the second quarter yield earned on interest earning assets and was partially offset by a 4 basis point decline in the cost of interest bearing liabilities.

Loans
Strategic loans increased $73.4 million, or 25.5% annualized, over the prior quarter to $1.2 billion at June 30, 2013. Loan originations increased to $168.8 million during the second quarter, a $59.4 million increase from the first quarter of 2013, primarily due to increased residential real estate and commercial loans. Strategic loans include all originated loans in addition to those acquired loans inside our operating markets that meet our credit risk profile. Criteria utilized in the designation of an acquired loan as “strategic” include (a) geography, (b) total relationship with borrower and (c) credit metrics commensurate with our current underwriting standards.

“We continue to benefit from the momentum that we have been building in the development of relationships with individuals and small to mid-sized businesses. We increased our strategic loans 25.5% annualized on the strength of $169 million of originations, doubling the loan originations from the second quarter last year. We are making progress towards our goal of $250 million of loan production per quarter. Credit quality remains strong with only 0.8% of our strategic loan portfolio non-performing,” said Mr. Laney.

Total loans decreased $42.2 million, or 9.6% annualized, from the prior quarter, ending the second quarter of 2013 at $1.7 billion. Consistent with the strategy of exiting the non-strategic loan portfolio, balances of non-strategic relationships declined $115.4 million during the quarter, or 75.7% annualized, as adversely rated and other non-strategic relationships paid off or paid down.

Asset Quality and Provision for Loan Losses
“We continue to benefit from our low-risk balance sheet and our credit management and workout efforts continue to yield attractive returns,” said Chief Financial Officer Brian Lilly. “During the second quarter, we transferred an additional $20.0 million, net, from non-accretable yield to accretable yield, which we will recognize over the lives of the acquired loan pools. We also recorded $1.0 million of impairments on 310-30 loans. Our life-to-date benefit of accretable yield net of impairments is just over $100 million, further validating our conservative acquisition due diligence process and our ongoing workout efforts.” Mr. Lilly continued, “FDIC loss-sharing agreements cover 26% of our loans and 57% of our OREO. As a result, we have one of the lowest risk-weighted assets to total assets ratio in the industry at 36%. Additionally, 56% of the loan portfolio carries acquisition discounts and 36% of loans are accounted for under ASC 310-30 in acquired loan pools.”

Loans accounted for under ASC 310-30 totaled $617.5 million at June 30, 2013 and decreased $112.8 million during the second quarter, an annualized decrease of 61.9%, reflecting our workout efforts on these purchased loans. One commercial and industrial loan pool, totaling $18.7 million and covered by a loss-sharing agreement, was put on non-accrual status during the quarter. While the collectability of the carrying value of this loan pool is still considered probable, management determined that the cash flows and the timing of those cash flows were no longer estimable. As a result, this pool is now considered a non-performing asset.

The non 310-30 loans totaled $1.1 billion, or 64.2% of total loans, at June 30, 2013. These loans are comprised of originated loans and acquired loans not accounted for under the ASC 310-30 acquired loan pool accounting. Net charge-offs on the non 310-30 loans totaled $1.8 million during the second quarter, and included $1.3 million of loans that had previously established specific reserves. The charge-off of these non 310-30 loan balances resulted in an increase in the annualized net charge-off ratio to 67 basis points during the second quarter of 2013. Improvements in credit quality trends of the non 310-30 loan portfolio were seen in both past due and non-performing loans during the quarter and resulted in a provision for loan losses on the non 310-30 loans of $0.7 million. Within the non 310-30 portfolio, the past due and non-accrual loans to total loans ratio improved to 1.59% at June 30, 2013 from 2.19% at March 31, 2013 and the ratio of non-performing loans to loans improved to 2.63% from 3.55% during the same period. Other real estate owned ended the quarter at $79.3 million and decreased $4.0 million during the quarter primarily due to sales of $12.0 million offset with transfers from the loan portfolio of $8.3 million.

Deposits
Transaction deposits (defined as total deposits less time deposits) and client repurchase agreements averaged $2.4 billion during the second quarter, increasing $6.9 million, or 1.1% annualized. Total deposits and client repurchase agreements averaged $4.1 billion during the second quarter, decreasing $63.6 million, or 6.2% annualized, driven by a decline in time deposits. Since the acquisition of the four problem banks, we have continued to focus our deposit base on clients who are interested in market rate deposits and developing a banking relationship, rather than the highly rate-sensitive time deposit clients of the predecessor banks. The mix of transaction deposits to total deposits improved slightly to 60.0% at June 30, 2013. Additionally, the average cost of total deposits improved 3 basis points to 0.42% in the second quarter from 0.45% during the prior quarter. The balance sheet is strongly funded by client deposits and client repurchase agreements, and at June 30, 2013, these client fundings comprised 98.4% of total liabilities.

Non-Interest Income
Banking related non-interest income (excludes FDIC-related income) totaled $9.1 million during the second quarter of 2013 and increased $0.6 million compared to the prior quarter, largely due to a $0.3 million increase in service charges and bankcard fees and a $0.2 million increase in gain on sale of mortgage loans. Included in non-interest income is a net $0.4 million decrease in FDIC-related income as a result of lower problem loan and OREO resolution expenses during the quarter.

Non-Interest Expense
Non-interest expense totaled $45.2 million during the second quarter of 2013, a decrease of $2.7 million from the previous quarter. The decrease in non-interest expense during the quarter was largely due to lower OREO expenses during the second quarter. The OREO and problem loan expenses are expected to continue to fluctuate quarterly as we resolve the acquired problem asset portfolio. Excluding problem loan/OREO workout expenses, non-interest expense increased $1.0 million from the prior quarter, which was largely due to an increase in the warrant liability as a result of the higher NBHC stock price at June 30, 2013.

Capital
Capital ratios continue to be strong and well in excess of federal bank regulatory agency “well capitalized” thresholds. Stockholders’ equity totaled $1.0 billion at June 30, 2013 and decreased $42.5 million during the second quarter, primarily due to a $26.9 million decrease in accumulated other comprehensive income, net of tax, which was driven by the fair market value fluctuations of the available-for-sale investment securities portfolio. In addition, stockholders’ equity declined $15.9 million primarily as a result of share repurchases made during the quarter. During the quarter, 937,711 shares were repurchased at a weighted average price of $18.21. To date, 950,714 shares have been repurchased under the $25 million repurchase authorization, leaving a $7.7 million repurchase authorization.

Tangible book value per share decreased to $18.68 at June 30, 2013 from $19.13 at March 31, 2013, and the tangible common equity to tangible assets ratio decreased 66 basis points during the quarter and ended at 18.69%. Both decreases were driven by the decline in accumulated other comprehensive income related to market value fluctuations in the investment portfolio.

A common convention in the industry is to add the value of the accretable yield to the tangible book value per share. The value of the June 30, 2013 accretable yield balance on the ASC 310-30 loans of $128.5 million would add $1.54 after-tax to the tangible book value per share. A more conservative methodology, that management uses, values the excess yield and then considers the timing of the accreted interest income recognition. Under this more conservative methodology, we first net the accretable yield on ASC 310-30 loans and the accretable yield on the FDIC indemnification asset and then calculate the excess of a 4.5% yield (an approximate yield on new loan originations), and finally discount the amounts at 5%. The result would add $0.68 after-tax to our tangible book value per share as of June 30, 2013.
Year-Over-Year Review
(All comparisons refer to the first six months of 2012, except as noted)

Net income for the first six months of 2013 was $5.0 million, or $0.10 per diluted share, compared to $4.3 million for the first six months of 2012, or $0.08 per diluted share.  Net interest income declined $15.3 million, which resulted from the lower loan balances of ASC 310-30 loans as non-strategic loans were paid off or paid down, coupled with lower yields earned on the investment portfolio and on the non 310-30 loan portfolio.  Loan originations increased 67% to $278.1 million from $166.6 million in the same period of the prior year.
Average balances of interest bearing liabilities declined $732.7 million, driven by a $776.0 million decline in average time deposits as many of these customers were single-service, highly rate-sensitive customers of the problem banks that we purchased. Since the completion of these acquisitions, we have focused our deposit base on clients who are interested in market rate time deposits and developing a banking relationship. As a result of the lower yield on earning assets and the decrease in the cost of interest bearing liabilities, net interest margin narrowed 14 basis points to 3.82% during the six months ended June 30, 2013 from 3.96% during the same period of 2012.
Provision for loan loss expense was $3.1 million during the first six months of 2013, compared to $20.1 million during the first six months of 2012, a decrease of $17.0 million. The decrease in provision was due to lower impairment charges on the ASC 310-30 loan pools coupled with reduced net charge-offs in the non 310-30 portfolio.
Non-interest income was $14.5 million in the first six months of 2013 compared to $20.3 million during the same period in 2012, a decline of $5.8 million, which was largely due to a $4.6 million decline in FDIC-related income coupled with a $0.9 million decline in gain on previously charged-off acquired loans, and a $0.7 million decrease in gain on sale of securities.
Non-interest expense totaled $93.1 million in the first six months of 2013 compared to $98.3 million during the same period of 2012, a decline of $5.2 million. The decline in non-interest expense was primarily due to lower professional fees of $3.7 million and lower OREO and problem loan expenses of $2.7 million, coupled with decreases in most other non-interest expense categories, with the exception of occupancy and equipment expense which increased $2.6 million largely as a result of the additional depreciation of the premises and equipment purchased in the Bank of Choice and Community Banks of Colorado acquisitions.
Conference Call
Management will host a conference call to review the results at 11:00 a.m. Eastern Time on Friday, July 26, 2013. Interested parties may listen to this call by dialing (877) 272-6762 (United States)/ (615) 800-6832 (International) using the Conference ID of 12961794 and asking for the National Bank Holdings Corporation Second Quarter Earnings conference call. A telephonic replay of the call will be available beginning approximately two hours after the call’s completion through August 9, 2013, by dialing (855) 859-2056 (United States)/ (404) 537-3406 (International) using the Conference ID of 12961794. The earnings release and an on-line replay of the call will also be available on the Company’s website at www.nationalbankholdings.com by visiting the investor relations area.

About Non-GAAP Financial Measures
Certain of the financial measures and ratios we present, including “tangible assets,” “return on average tangible assets,” “return on average tangible common equity,” “tangible book value,” “tangible book value per share,” and “tangible common equity,” are supplemental measures that are not required by, or are not presented in accordance with, U.S. generally accepted accounting principles (GAAP). We refer to these financial measures and ratios as “non-GAAP financial measures.” We consider the use of select non-GAAP financial measures and ratios to be useful for financial and operational decision making and useful in evaluating period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain expenditures or assets that we believe are not indicative of our primary business operating results. We believe that management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, analyzing and comparing past, present and future periods.

These non-GAAP financial measures are presented for supplemental informational purposes only and should not be considered a substitute for financial information presented in accordance with GAAP. The non-GAAP financial measures we present may differ from non-GAAP financial measures used by our peers or other companies. In particular, the items that we exclude in our adjustments are not necessarily consistent with the items that our peers may exclude from their results of operations and key financial measures and therefore may limit the comparability of similarly named financial measures and ratios. We compensate for these limitations by providing the equivalent GAAP measures whenever we present the non-GAAP financial measures and by including a reconciliation of the impact of the components adjusted for in the non-GAAP financial measure so that both measures and the individual components may be considered when analyzing our performance.

A reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures is included at the end of the financial statement tables.

About National Bank Holdings Corporation
National Bank Holdings Corporation is a bank holding company created to build a leading community bank franchise delivering high quality customer service and committed to shareholder results. National Bank Holdings Corporation currently operates a network of 101 full-service banking centers, with the majority of those banking centers located in Colorado and the greater Kansas City region. Through the Company’s subsidiary, NBH Bank, N.A., it operates under the following brand names: Bank Midwest in Kansas and Missouri, Community Banks of Colorado in Colorado and California and Hillcrest Bank in Texas. Additional information about National Bank Holdings Corporation can be found at www.nationalbankholdings.com.

Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain words such as “anticipate,” “believe,” “can,” “would,” “should,” “could,” “may,” “predict,” “anticipate,” “seek,” “potential,” “will,” “estimate,” “target,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “intend” or similar expressions that relate to the Company’s strategy, plans or intentions. Forward-looking statements involve certain important risks, uncertainties and other factors, any of which could cause actual results to differ materially from those in such statements. Such factors include, without limitation, the “Risk Factors” referenced in our most recent Form 10-K filed with the Securities and Exchange Commission (SEC), as supplemented from time to time in our periodic reports filed with the SEC, and the following additional factors: ability to execute our business strategy; business and economic conditions; economic, market, operational, liquidity, credit and interest rate risks associated with the Company’s business; effects of any changes in trade, monetary and fiscal policies and laws; changes imposed by regulatory agencies to increase capital standards; effects of inflation, as well as, interest rate, securities market and monetary supply fluctuations; changes in consumer spending, borrowings and savings habits; the Company’s ability to identify potential candidates for, consummate, integrate and realize operating efficiencies from, acquisitions of financial institutions; the Company’s ability to achieve organic loan and deposit growth and the composition of such growth; changes in sources and uses of funds; increased competition in the financial services industry; the effect of changes in accounting policies and practices; continued consolidation in the financial services industry; ability to maintain or increase market share and control expenses; costs and effects of changes in laws and regulations and of other legal and regulatory developments; technological changes; the timely development and acceptance of new products and services; the Company’s continued ability to attract and maintain qualified personnel; ability to implement and/or improve operational management and other internal risk controls and processes and its reporting system and procedures; the Company’s inability to receive dividends from its subsidiary bank to pay dividends to its common stockholders and satisfy obligations as they become due; changes in estimates of future loan reserve requirements based upon the periodic review thereof under relevant regulatory and accounting requirements; political instability, acts of war or terrorism and natural disasters; impact of reputational risk; and success at managing the risks involved in the foregoing items. The Company can give no assurance that any goal or plan or expectation set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements. The forward-looking statements are made as of the date of this press release, and the Company does not intend, and assumes no obligation, to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events or circumstances, except as required by applicable law.

Contacts:
Analysts/Investors: Brian Lilly, Chief Financial Officer, (720) 529-3315, blilly@nationalbankholdings.com
Media: Kris Mapes, Executive Assistant, (720) 529-3372, kmapes@nationalbankholdings.com

NATIONAL BANK HOLDINGS CORPORATION
FINANCIAL SUMMARY
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except share and per share data)

	For the three months ended			For the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Total interest and dividend income	$48,478	$50,098	$59,845	$98,576	$122,735
Total interest expense	4,191	4,529	7,932	8,720	17,564
Net interest income before provision for loan losses	44,287	45,569	51,913	89,856	105,171
Provision for loan losses on 310-30 loans	1,003	309	10,456	1,312	13,735
Provision for loan losses on non 310-30 loans	667	1,108	1,770	1,775	6,327
Net interest income after provision for loan losses	42,617	44,152	39,687	86,769	85,109
Non-interest income:
FDIC indemnification asset accretion	(2,966)	(4,669)	(2,646)	(7,635)	(6,333)
Other FDIC loss-sharing income	1,193	3,277	4,076	4,469	7,775
Service charges	3,923	3,687	4,328	7,610	8,704
Bank card fees	2,558	2,469	2,383	5,027	4,684
Gain on sale of mortgages, net	474	306	294	780	603
Gain on sale of securities, net	—	—	—	—	674
Gain on previously charged-off acquired loans	451	443	257	894	1,790
Other non-interest income	1,691	1,638	1,357	3,330	2,422
Total non-interest income	7,324	7,151	10,049	14,475	20,319
Non-interest expense:
Salaries and employee benefits	23,768	22,956	22,631	46,724	45,044
Occupancy and equipment	5,870	5,965	4,738	11,835	9,275
Professional fees	858	1,396	3,272	2,254	5,943
Other real estate owned expenses	2,497	4,719	63	7,216	8,684
Problem loan expenses	896	2,331	2,726	3,227	4,437
Intangible asset amortization	1,337	1,336	1,331	2,673	2,667
Other non-interest expense	10,004	9,181	10,540	19,185	22,224
Total non-interest expense	45,230	47,884	45,301	93,114	98,274
Income before income taxes	4,711	3,419	4,435	8,130	7,154
Income tax expense	1,813	1,337	1,733	3,150	2,809
Net income	$2,898	$2,082	$2,702	$4,980	$4,345
Income per share - basic	$0.06	$0.04	$0.05	$0.10	$0.08
Income per share - diluted	$0.06	$0.04	$0.05	$0.10	$0.08

NATIONAL BANK HOLDINGS CORPORATION
Consolidated Statements of Condition
(Dollars in thousands, except share and per share data)

	June 30, 2013	March 31, 2013	June 30, 2012	December 31, 2012
	(Unaudited)	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$302,756	$419,193	$704,586	$769,180
Securities purchased under agreements to resell	100,000	—	—	—
Investment securities available-for-sale	2,046,536	2,106,882	1,803,843	1,718,028
Investment securities held-to-maturity	592,661	517,017	707,110	577,486
Non-marketable securities	31,775	32,947	33,076	32,996
Loans receivable, net	1,723,287	1,765,450	1,978,003	1,832,702
Allowance for loan losses	(11,847)	(12,889)	(17,294)	(15,380)
Loans, net	1,711,440	1,752,561	1,960,709	1,817,322
Loans held for sale	6,288	7,034	6,071	5,368
FDIC indemnification asset, net	59,883	75,698	148,527	86,923
Other real estate owned	79,299	83,330	137,712	94,808
Premises and equipment, net	120,746	121,082	116,908	121,436
Goodwill	59,630	59,630	59,630	59,630
Intangible assets, net	24,902	26,239	30,255	27,575
Other assets	84,772	55,930	80,648	100,023
Total assets	$5,220,688	$5,257,543	$5,789,075	$5,410,775
LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Non-interest bearing demand deposits	$667,786	$654,002	$633,936	$677,985
Interest bearing demand deposits	476,215	487,222	527,363	529,996
Savings and money market	1,246,760	1,263,083	1,181,749	1,240,020
Total transaction deposits	2,390,761	2,404,307	2,343,048	2,448,001
Time deposits	1,596,966	1,656,494	2,186,501	1,752,718
Total deposits	3,987,727	4,060,801	4,529,549	4,200,719
Securities sold under agreements to repurchase	122,879	53,110	57,508	53,685
Other liabilities	65,839	56,889	105,277	65,812
Total liabilities	4,176,445	4,170,800	4,692,334	4,320,216
Stockholders' equity:
Common stock	514	523	522	523
Additional paid in capital	991,538	1,007,401	998,963	1,006,194
Retained earnings	42,941	42,692	50,825	43,273
Treasury stock	—	—	—	(4)
Accumulated other comprehensive income, net of tax	9,250	36,127	46,431	40,573
Total stockholders' equity	1,044,243	1,086,743	1,096,741	1,090,559
Total liabilities and stockholders' equity	$5,220,688	$5,257,543	$5,789,075	$5,410,775
SHARE DATA
Average basic shares outstanding	52,055,434	52,320,622	52,191,239	52,296,704
Average diluted shares outstanding	52,081,326	52,346,525	52,319,170	52,372,806
Ending shares outstanding	51,377,198	52,314,909	52,191,239	52,327,672
Common book value per share	$20.33	$20.77	$21.01	$20.84
Tangible common book value per share	$18.68	$19.13	$19.29	$19.17
CAPITAL RATIOS
Average equity to average assets	20.72%	20.55%	18.52%	20.09%
Tangible common equity to tangible assets	18.69%	19.35%	17.67%	18.85%
Leverage ratio	18.69%	18.65%	17.02%	18.21%

NATIONAL BANK HOLDINGS CORPORATION
Loan Portfolio Update
(Dollars in thousands)

Accounting Treatment and Loss-Share Coverage Period End Loan Balances:

	June 30, 2013			March 31, 2013
	310-30	Non 310-30	Total loans	310-30	Non 310-30	Total loans
Commercial	$73,326	$203,889	$277,215	$78,928	$185,802	$264,730
Commercial real estate	409,361	267,655	677,016	490,608	256,132	746,740
Agriculture	42,121	113,428	155,549	46,580	118,157	164,737
Residential real estate	81,779	492,354	574,133	101,386	446,185	547,571
Consumer	10,878	28,496	39,374	12,747	28,925	41,672
Total	$617,465	$1,105,822	$1,723,287	$730,249	$1,035,201	$1,765,450
Covered	$389,484	$64,321	$453,805	$466,677	$70,419	$537,096
Non-covered	227,981	1,041,501	1,269,482	263,572	964,782	1,228,354
Total	$617,465	$1,105,822	$1,723,287	$730,249	$1,035,201	$1,765,450

Strategic/Non-Strategic Period-End Loan Balances:

	June 30, 2013			March 31, 2013
	Strategic	Non-strategic	Total	Strategic	Non-strategic	Total
Commercial	$192,415	$84,800	$277,215	$171,128	$93,602	$264,730
Commercial real estate	318,666	358,350	677,016	299,853	446,887	746,740
Agriculture	144,356	11,193	155,549	152,619	12,118	164,737
Residential real estate	535,690	38,443	574,133	492,767	54,804	547,571
Consumer	35,818	3,556	39,374	37,143	4,529	41,672
Total	$1,226,945	$496,342	$1,723,287	$1,153,510	$611,940	$1,765,450

Originations:

		Second	First	Fourth	Third	Second
		quarter	quarter	quarter	quarter	quarter
		2013	2013	2012	2012	2012
Commercial		$24,982	$15,150	$30,988	$25,640	$10,799
Commercial real estate		31,553	36,749	20,993	11,135	6,816
Agriculture		22,901	9,446	28,978	24,328	22,444
Residential real estate		86,161	45,808	52,778	60,320	40,123
Consumer		3,157	2,211	6,025	6,505	4,057
Total		$168,754	$109,364	$139,762	$127,928	$84,239

NATIONAL BANK HOLDINGS CORPORATION
Summary of Net Interest Margin
(Dollars in thousands)

	Three months ended June 30, 2013			Three months ended March 31, 2013
	Average		Average	Average		Average
	Balance	Interest	Rate	Balance	Interest	Rate
Interest earning assets:
310-30 loans	$671,546	$18,710	11.14%	$785,103	$21,302	10.85%
Non 310-30 loans (1) (2)	1,057,144	15,610	5.92%	1,015,260	14,833	5.93%
Investment securities available-for-sale	2,110,138	9,252	1.75%	1,845,383	8,471	1.86%
Investment securities held-to-maturity	532,552	4,344	3.26%	552,832	4,777	3.50%
Other securities	32,110	388	4.83%	32,996	394	4.84%
Interest earning deposits and securities purchased under agreements to resell	308,280	174	0.23%	531,945	321	0.24%
Total interest earning assets	$4,711,770	$48,478	4.13%	$4,763,519	$50,098	4.27%
Cash and due from banks	59,726			62,616
Other assets	439,328			481,154
Allowance for loan losses	(12,855)			(14,297)
Total assets	$5,197,969			$5,292,992
Interest bearing liabilities:
Interest bearing demand, savings and money market deposits	$1,727,760	$1,061	0.25%	$1,738,410	$1,094	0.26%
Time deposits	1,628,332	3,110	0.77%	1,698,801	3,417	0.82%
Securities sold under agreements to repurchase	60,924	20	0.13%	46,784	18	0.16%
Total interest bearing liabilities	$3,417,016	$4,191	0.49%	$3,483,995	$4,529	0.53%
Demand deposits	649,323			645,904
Other liabilities	54,480			75,556
Total liabilities	4,120,819			4,205,455
Stockholders' equity	1,077,150			1,087,537
Total liabilities and stockholders' equity	$5,197,969			$5,292,992
Net interest income		$44,287			$45,569
Interest rate spread			3.64%			3.74%
Net interest earning assets	$1,294,754			$1,279,524
Net interest margin			3.77%			3.88%
Ratio of average interest earning assets to average interest bearing liabilities	137.89%			136.73%

(1)	Originated loans are net of deferred loan fees, less costs, which are included in interest income over the life of the loan.
(2)
Non 310-30 loans include loans held-for-sale. Average balances during the three months ended June 30, 2013 and March 31, 2013 were $8.4 million and $4.1 million, and interest income was $118 thousand and $43 thousand for the same periods, respectively.

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)

Allowance For Loan Losses Analysis (1):
	As of and for the three months ended:
	June 30, 2013			March 31, 2013
	310-30	Non 310-30	Total	310-30	Non 310-30	Total
Beginning allowance for loan losses	$2,149	$10,740	$12,889	$4,652	$10,728	$15,380
Net charge-offs	(957)	(1,755)	(2,712)	(2,812)	(1,096)	(3,908)
Provision	1,003	667	1,670	309	1,108	1,417
Ending allowance for loan losses	$2,195	$9,652	$11,847	$2,149	$10,740	$12,889
Annualized net charge-offs to average loans, respectively	0.57%	0.67%	0.63%	1.45%	0.44%	0.88%
% of net charge-offs from covered loans, respectively	40.76%	32.11%	35.16%	70.46%	4.68%	52.02%
Ratio of allowance for loan losses to total loans outstanding at period end, respectively	0.36%	0.87%	0.69%	0.29%	1.04%	0.73%
Ratio of non-performing loans to loans	3.02%	2.63%	2.77%	0.00%	3.55%	2.08%
Ratio of allowance for loan losses to non-performing loans	11.76%	33.17%	24.81%	0.00%	29.20%	35.05%
Total loans outstanding at period end	$617,465	$1,105,822	$1,723,287	$730,249	$1,035,201	$1,765,450
Total average loans during the period	$671,546	$1,048,772	$1,720,318	$785,103	$1,011,137	$1,796,240
Non-covered loans	$227,981	$1,041,501	$1,269,482	$263,572	$964,782	$1,228,354
Total non-performing loans	$18,661	$29,099	$47,760	$—	$36,775	$36,775

Past Due Loans(1):
	June 30, 2013			March 31, 2013
	310-30	Non 310-30	Total	310-30	Non 310-30	Total
Non-accrual loans	$18,661	$14,204	$32,865	$—	$17,965	$17,965
Loans 30-89 days past due and still accruing interest	17,107	3,314	20,421	28,199	4,559	32,758
Loans 90 days past due and still accruing interest	93,144	25	93,169	112,475	176	112,651
Total past due and non-accrual loans	$128,912	$17,543	$146,455	$140,674	$22,700	$163,374
Total past due and non-accrual loans to total loans, respectively	20.88%	1.59%	8.50%	19.26%	2.19%	9.25%
% of total past due and non-accrual loans that carry fair value marks	100.00%	38.13%	92.59%	100.00%	54.80%	93.70%
% of total past due and non-accrual loans that are covered by FDIC loss sharing agreements, respectively	79.98%	17.03%	72.44%	76.35%	20.19%	68.55%

NATIONAL BANK HOLDINGS CORPORATION
(Dollars in thousands)

Asset Quality Data (Covered/Non-covered)(1):
	June 30, 2013			March 31, 2013
	Non-covered	Covered	Total	Non-covered	Covered	Total
Total non-accrual loans	$11,457	$21,408	$32,865	$13,883	$4,082	$17,965
Total loans 90 days past due and still accruing interest	25	—	25	176	—	176
Accruing restructured loans (2)	7,788	7,082	14,870	12,687	5,947	18,634
Total non-performing loans	19,270	28,490	47,760	26,746	10,029	36,775
OREO	33,757	45,542	79,299	37,478	45,852	83,330
Other repossessed assets	696	514	1,210	800	523	1,323
Total non-performing assets	$53,723	$74,546	$128,269	$65,024	$56,404	$121,428
Allowance for loan losses			$11,847			$12,889
Total non-performing loans to loans, respectively	1.52%	6.28%	2.77%	2.18%	1.87%	2.08%
Total non-performing assets to total assets			2.46%			2.31%

(1) Loans accounted for under ASC 310-30 may be considered performing, regardless of past due status, if the timing and expected cash flows on these loans can be reasonably estimated and if collection of the new carrying value is expected.

(2) Includes restructured loans less than 90 days past due and still accruing.

Changes in Accretable Yield
			For the three months ended			Life-to-date
			June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013
Accretable yield at beginning of period			$127,215	$133,585	$166,468	$—
Additions through acquisitions			—	—	—	214,994
Reclassification from non-accretable difference to accretable yield			21,590	16,134	18,830	143,715
Reclassification to non-accretable difference from accretable yield			(1,553)	(1,202)	(1,521)	(15,785)
Accretion			(18,710)	(21,302)	(25,695)	(214,382)
Accretable yield at end of period			$128,542	$127,215	$158,082	$128,542

NATIONAL BANK HOLDINGS CORPORATION
Key Ratios
	As of and for the three months ended			As of and for the six months ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2013	2013	2012	2013	2012
Key Ratios (1)
Return on average assets	0.22%	0.16%	0.18%	0.19%	0.14%
Return on average tangible assets (2)	0.29%	0.23%	0.25%	0.26%	0.20%
Return on average equity	1.08%	0.78%	0.99%	0.93%	0.80%
Return on average tangible common equity (2)	1.50%	1.17%	1.42%	1.34%	1.20%
Return on risk weighted assets	0.61%	0.46%	0.55%	0.53%	0.44%
Interest earning assets to interest bearing liabilities (end of period) (3)	137.95%	137.52%	130.30%	137.95%	130.30%
Loans to deposits ratio (end of period)	43.37%	43.65%	43.80%	43.37%	43.80%
Non-interest bearing deposits to total deposits (end of period)	16.75%	16.11%	14.00%	16.75%	14.00%
Net interest margin (4)	3.77%	3.88%	4.00%	3.82%	3.96%
Interest rate spread (5)	3.64%	3.74%	3.83%	3.69%	3.78%
Yield on earning assets (3)	4.13%	4.27%	4.61%	4.20%	4.62%
Cost of interest bearing liabilities (3)	0.49%	0.53%	0.78%	0.51%	0.84%
Cost of deposits	0.42%	0.45%	0.69%	0.43%	0.74%
Non-interest expense to average assets	3.49%	3.67%	3.09%	3.58%	3.27%
Efficiency ratio (6)	85.05%	88.29%	70.96%	86.69%	76.19%
Asset Quality Data (7) (8) (9)
Non-performing loans to total loans	2.77%	2.08%	2.51%	2.77%	2.51%
Covered non-performing loans to total non-performing loans	59.65%	27.27%	15.59%	59.65%	15.59%
Non-performing assets to total assets	2.46%	2.31%	3.26%	2.46%	3.26%
Covered non-performing assets to total non-performing assets	58.12%	46.45%	45.41%	58.12%	45.41%
Allowance for loan losses to total loans	0.69%	0.73%	0.87%	0.69%	0.87%
Allowance for loan losses to total non-covered loans	0.93%	1.05%	1.42%	0.93%	1.42%
Allowance for loan losses to non-performing loans	24.81%	35.05%	34.69%	24.81%	34.69%
Net charge-offs to average loans	0.63%	0.88%	1.45%	0.76%	1.36%

(1) Ratios are annualized.
(2)	Ratio represents non-GAAP financial measure.
(3)
Interest earning assets include assets that earn interest/accretion or dividends, except for the FDIC indemnification asset that may earn accretion but is not part of interest earning assets. Any market value adjustments on investment securities are excluded from interest-earning assets. Interest bearing liabilities include liabilities that must be paid interest.

(4)	Net interest margin represents net interest income, including accretion income on interest earning assets, as a percentage of average interest earning assets.
(5)	Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest bearing liabilities.
(6)	The efficiency ratio represents non-interest expense, less intangible asset amortization, as a percentage of net interest income plus non-interest income.
(7)
Non-performing loans consist of non-accruing loans, loans 90 days or more past due and still accruing interest and restructured loans, but exclude any loans accounted for under ASC 310-30 in which the pool is still performing. These ratios may, therefore, not be comparable to similar ratios of our peers.

(8)	Non-performing assets include non-performing loans, other real estate owned and other repossessed assets.
(9)	Total loans are net of unearned discounts and fees.

NATIONAL BANK HOLDINGS CORPORATION
Non-GAAP Financial Measures
(Dollars in thousands, except share and per share data)

Statements of Financial Condition Non-GAAP Reconciliations

		June 30, 2013	March 31, 2013	June 30, 2012	December 31, 2012
Total stockholders' equity		$1,044,243	$1,086,743	$1,096,741	$1,090,559
Less: goodwill		(59,630)	(59,630)	(59,630)	(59,630)
Less: intangible assets, net		(24,902)	(26,239)	(30,255)	(27,575)
Tangible common equity		$959,711	$1,000,874	$1,006,856	$1,003,354
Total assets		$5,220,688	$5,257,543	$5,789,075	$5,410,775
Less: goodwill		(59,630)	(59,630)	(59,630)	(59,630)
Less: intangible assets, net		(24,902)	(26,239)	(30,255)	(27,575)
Tangible assets		$5,136,156	$5,171,674	$5,699,190	$5,323,570
Total stockholders' equity to total assets		20.00%	20.67%	18.95%	20.16%
Less: impact of goodwill and intangible assets, net		-1.31%	-1.32%	-1.28%	-1.31%
Tangible common equity to tangible assets		18.69%	19.35%	17.67%	18.85%
Common book value per share calculations:
Total stockholders' equity		$1,044,243	$1,086,743	$1,096,741	$1,090,559
Divided by: ending shares outstanding		51,377,198	52,314,909	52,191,239	52,327,672
Common book value per share		$20.33	$20.77	$21.01	$20.84
Tangible common book value per share calculations:
Tangible common equity		$959,711	$1,000,874	$1,006,856	$1,003,354
Divided by: ending shares outstanding		51,377,198	52,314,909	52,191,239	52,327,672
Tangible common book value per share		$18.68	$19.13	$19.29	$19.17

	As of and for the three months ended			As of and for the six months ended
	June 30, 2013	March 31, 2013	June 30, 2012	June 30, 2013	June 30, 2012
Return on average assets	0.22%	0.16%	0.18%	0.19%	0.14%
Add: impact of goodwill and intangible assets, net	0.00%	0.00%	0.00%	0.00%	0.00%
Add: impact of core deposit intangible expense, after tax	0.07%	0.07%	0.07%	0.07%	0.06%
Return on average tangible assets	0.29%	0.23%	0.25%	0.26%	0.20%
Return on average equity	1.08%	0.78%	0.99%	0.93%	0.80%
Add: impact of goodwill and intangible assets, net	0.09%	0.07%	0.10%	0.07%	0.07%
Add: impact of core deposit intangible expense, after tax	0.33%	0.32%	0.33%	0.34%	0.33%
Return on average tangible common equity	1.50%	1.17%	1.42%	1.34%	1.20%